        Exhibit 10.2
AMENDMENT ONE TO LEKSELL GAMMA KNIFE PERFEXION
PURCHASED SERVICES AGREEMENT

    This AMENDMENT ONE TO LEKSELL GAMMA KNIFE PERFEXION PURCHASED SERVICES AGREEMENT (this “Amendment”) is made and entered into as of the date of the last party to sign below, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and PEACEHEALTH, a Washington non-profit corporation, doing business through its operating division PEACEHEALTH SACRED HEART MEDICAL CENTER AT RIVERBEND (“Medical Center”), with reference to the following recitals:

Recitals:

WHEREAS, pursuant to section 13.2 of that certain Leksell Gamma Knife Perfexion Purchased Services Agreement dated March 27, 2014, by and between GKF and Medical Center (the “Agreement”), the parties desire to reload the Cobalt-60 source and upgrade the Equipment’s software on the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Agreement:
1.Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.
2.Cobalt-60 Reload and Software Upgrade.
a.Scheduling and Process for the Reload and Software Upgrade. Subject to the terms and conditions set forth herein, GKF shall (i) reload the Equipment with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”), and (ii) upgrade the Equipment’s software to include the Lightening and Remote Planning platforms ("Software Upgrade"). GKF and Medical Center shall share equally in the costs of the Reload and Software Upgrade. GKF shall use its commercially reasonable efforts to perform the Reload and Software Upgrade in the First/Second quarter of 2021, or such other time as mutually agreed to in writing by Medical Center and GKF, subject to availability of Cobalt-60 from the equipment manufacturer, and issuance of all regulatory approvals, permits and/or waivers in a timely manner. The parties acknowledge that Medical Center may not be able to perform Procedures using the Equipment for approximately three (3) weeks during the Reload and Software Upgrade. GKF makes no representation or warranty to Medical Center concerning the Reload and Software Upgrade, and GKF shall have no obligation or liability to pay any damages to Medical Center resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform Procedures during the Reload and Software Upgrade. Notwithstanding the foregoing, GKF shall use its commercially reasonable efforts to ensure that all benefits under the manufacturer’s or software developer’s warranty shall run to the Medical Center.

b.Medical Center Personnel and Services. Upon request and as reasonably required by GKF, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center’s physicists) and services in connection with the Reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment. Medical Center shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Reload. Notwithstanding anything to the contrary herein, both GKF and Medical Center will each be responsible for fifty percent (50%) of any costs incurred in providing security in connection with the Reload. Also notwithstanding anything to the contrary set forth herein, the Reload shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center.
c.Lender Documentation. GKF, in its sole discretion, may finance its portion of the Reload and Software Upgrade costs in which event, the terms and provisions set forth in Section 14 of the Agreement (Financing of Equipment by GKF) shall apply to the Equipment, Reload and Software Upgrade. In furtherance of the foregoing, and upon request by GKF, Medical Center shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Equipment.
d.Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the LGK Agreement), Medical Center shall have seven (7) business days to review and validate the results of the Acceptance Tests to confirm that the Equipment meets the manufacturer’s specifications and documentation. If Medical Center fails to respond within such seven (7) business day period, Medical Center may request in writing a one-time seven (7) business days extension from GKF. If Medical Center fails to respond within such seven (7) business day period (as may be so extended), Medical Center shall be deemed to have validated and confirmed the results of the Acceptance Tests.
3.Extension of Term of the Agreement. The Term of the Agreement is hereby further extended for a period of three (3) years to December 15 2027, plus an additional period of time equal to the period of time that the Equipment is unavailable to perform procedures due to the Reload and Software Upgrade, not to exceed three weeks. All references in the Agreement to the “Term” or “Initial Term” shall be deemed to refer to the Term, as extended hereby. Any subsequent reload of the Cobalt-60 source prior to the expiration of the Term as extended hereby shall be on such terms as mutually agreed upon in writing between GKF and Medical Center.
4.Miscellaneous. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment. This Amendment constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.
5.Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and that of the Agreement, the terms and provisions of this Amendment shall prevail and control.
IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date of the last party to sign below.

“GKF”: GK FINANCING, LLC By: __/ S / Craig K. Tagawa______ Title: CEO______________________ Date: ___1/20/21__________________

“Medical Center”:

PEACEHEALTH, a Washington non-profit corporation, doing business through its operating division PEACEHEALTH SACRED HEART MEDICAL CENTER AT RIVERBEND

By:     __/ S / Darrin Montalvo _______
Title: Executive V.P., Chief Financial and
           Growth Officer_________________
Date:    ____1/18/21__________________